UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

NORTHSTAR HEALTHCARE INCOME, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply): ☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously disclosed, on January 29, 2025, NorthStar Healthcare Income, Inc., a Maryland corporation (“NorthStar Healthcare” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Compound Holdco LLC, a Delaware limited liability company and affiliate of Guarantor (“Parent”), Compound Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 10.14 thereof, Welltower OP LLC, a Delaware limited liability company (“Guarantor”), pursuant to which the parties agreed that, subject to the terms and conditions set forth in the Merger Agreement, the Company will merge with and into Merger Sub (such transaction, the “Merger”), with Merger Sub continuing as the surviving entity. On March 7, 2025, the Company filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (the “Preliminary Proxy Statement”). On March 18, 2025, the Company filed with the SEC a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held virtually on June 4, 2025 at 10:00 a.m. Eastern Time in connection with the Merger (the “Special Meeting”), which the Company first mailed to its stockholders on or about March 19, 2025.
This Schedule 14A (the “Schedule”) is being filed to update and supplement the Definitive Proxy Statement. The information contained in this Schedule is incorporated by reference into the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.
In connection with the Merger, four demand letters have been sent on behalf of, and two complaints have been filed on behalf of, purported Company stockholders challenging the adequacy of certain disclosures made in the Preliminary Proxy Statement and the Definitive Proxy Statement (collectively, the “Stockholder Actions”). The two complaints were both filed in the Supreme Court of the State of New York, County of New York and are captioned Sullivan v. NorthStar Healthcare Income, Inc., et al., Index No. 652792/2025 and Prince v. NorthStar Healthcare Income, Inc., et al., Index No. 652795/2025. The Company believes that the allegations in the Stockholder Actions are without merit.
The Company denies all allegations in the Stockholder Actions, and believes no supplemental disclosure to the Definitive Proxy Statement was or is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of potential litigation, to moot certain of plaintiffs’ disclosure claims, to avoid potential delay or disruption to the Merger, and to provide additional information to the Company’s stockholders, the Company has determined to voluntarily supplement the Definitive Proxy Statement with the below disclosures. The Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with applicable law and nothing in the below supplemental disclosure will be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein.
To the extent that information in the below supplemental disclosures differs from, or updates information contained in, the Definitive Proxy Statement, the information in the below supplemental disclosures will supersede or supplement the information in the Definitive Proxy Statement. Except as otherwise described in the below supplemental disclosures or the documents referred to or contained herein, the Definitive Proxy Statement, the annexes to the Definitive Proxy Statement and the documents referred to, contained in or incorporated by reference in the Definitive Proxy Statement are not otherwise modified, supplemented or amended.
Supplemental Disclosures to Definitive Proxy Statement
The following information supplements the Definitive Proxy Statement, and should be read in conjunction with the Definitive Proxy Statement, which is available at the SEC’s website, www.sec.gov, and which should be read in its entirety, including the annexes thereto. The information contained in this supplement is incorporated by reference into the Definitive Proxy Statement. All page references in the information below are references to pages in the Definitive Proxy Statement, and the terms used below have the meanings set forth in the Definitive Proxy Statement.
The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding, to the third full paragraph on page 23 of the Definitive Proxy Statement, the following (with new text in bold and underlined):
Over the next several weeks, in anticipation of commencing a potential marketing process, NorthStar Healthcare entered into confidentiality agreements with 21 parties (in addition to Party B and Party C), including a diverse selection of REITs, health care providers, operators and other strategic parties and financial sponsors. However, at that time, NorthStar Healthcare did not make nonpublic due diligence materials generally available. The confidentiality agreements included a customary standstill provision; the standstill did not include a “don’t ask don’t waive” provision.
The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding, to the second paragraph on page 24 of the Definitive Proxy Statement, the following (with new text in bold and underlined):

On November 15, 2024, Welltower submitted a written, non-binding indication of interest to acquire all of the fully diluted outstanding shares of NorthStar Healthcare’s common stock for cash consideration of $3.03 per share, which price represented an equity value for NorthStar Healthcare of approximately $563 million and a gross asset value for NorthStar Healthcare of approximately $935 million. The proposal was not subject to a financing condition, noted certain contingencies related to pending asset sales and indicated that Welltower expected to be able to complete due diligence and enter into a merger agreement within 30 days of receipt of customary due diligence items. The proposal further noted that Welltower would be open to a “go shop” period during which NorthStar Healthcare would be permitted to solicit competing bids for a limited period of time following the signing of a transaction. The proposal did not mention management retention. Also on that day, a representative of Welltower informed a representative of CSCA that the proposed merger consideration reflected its “best and final” proposal, and reiterated that it would only be interested in proceeding on an exclusive basis outside of a broad marketing process. The proposal was forwarded to the board of directors on the same day.
The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding, after the third full paragraph on page 27 of the Definitive Proxy Statement, the following (with new text in bold and underlined):
Beginning on January 30, 2025, at the direction of the board of directors, representatives of CSCA contacted the 22 parties (other than Welltower) who had previously signed confidentiality agreements, of which 12 affirmed their interest in evaluating a potential transaction, including Party B and Party C, and were granted access to nonpublic information regarding NorthStar Healthcare and 10 declined the opportunity or failed to respond, including Party A and Party D. In addition, at the direction of the board of directors, representatives of CSCA approached an additional 15 parties, of which 5 expressed interest in a potential transaction, signed confidentiality agreements and were granted access to nonpublic information. No third party submitted an acquisition proposal to acquire NorthStar Healthcare prior to the expiration of the “go-shop” period.
After the conclusion of the “go-shop” period, a representative of Welltower and Mr. Young had a conversation about the possibility of post-closing employment for Mr. Young. This was the first time the parties discussed potential post-closing employment for anyone on the NorthStar Healthcare management team. The conversation did not result in any agreement or understanding regarding post-closing employment, and it is expected that no members of NorthStar Healthcare management will be employed by Merger Sub or any other affiliates of Welltower after closing.
The disclosure under the subsection captioned “Opinion of Our Financial Advisor” is hereby amended and supplemented by adding, after the first paragraph on page 34 of the Definitive Proxy Statement and before the table that follows that paragraph, the following table (with new text in bold and underlined):

Market Valuation
Peer Group	Share Price 1/24/25	Equity Market Value	Total Enterprise Value
Sabra Health Care REIT, Inc.	$16.92	$4,003.0	$6,410.3
American Healthcare REIT, Inc.	$28.90	$4,423.5	$6,284.2
CareTrust REIT, Inc.	$26.91	$4,613.7	$5,077.9
National Health Investors Inc.	$69.62	$3,162.3	$4,301.5
LTC Properties Inc.	$34.38	$1,495.2	$2,339.1
The disclosure under the subsection captioned “Opinion of Our Financial Advisor” is hereby amended and supplemented by adding, to the third full paragraph on page 37 of the Definitive Proxy Statement, the following (with new text in bold and underlined):
CSCA performed a discounted cash flow analysis with respect to NorthStar Healthcare by calculating the estimated present value as of December 31, 2024 of (i) estimates of unlevered free cash flow for NorthStar Healthcare from January 1, 2025 through December 31, 2029, as reflected in NorthStar Healthcare management forecasts described under “The Merger—Certain Unaudited Prospective Financial Information” and (ii) the estimated terminal value of NorthStar Healthcare based on annualized EBITDA excluding dividend and interest income and straight-line rent as of December 2029, all of which were discussed with, and approved by, NorthStar Healthcare for use by CSCA in its analysis. For purposes of its analysis, CSCA utilized a range of discount rates from 10.0% to 13.5%, which CSCA derived utilizing the capital asset pricing model which requires certain company-specific inputs, including NorthStar Healthcare’s capital structure weightings, the cost of long-term debt, and a beta for NorthStar Healthcare, as well as certain financial metrics for the United States financial markets generally. The estimated terminal value of NorthStar Healthcare was calculated by applying a selected range of entity cap rates of 6.0%-7.0% selected by CSCA based in part on the historical entity cap rates of the Peer Group and in part on CSCA’s professional judgment. Applying the midpoint of the selected range of entity cap rates yielded an illustrative undiscounted terminal value of $1,131.2 million.
The disclosure under the subsection captioned “Certain Unaudited Prospective Financial Information” is hereby amended and supplemented by adding, to the fourth paragraph on page 39 of the Definitive Proxy Statement and the table that follows that paragraph, the following (with new and amended text in bold and underlined):
The following table presents selected unaudited prospective financial data for NorthStar Healthcare.

Fiscal Year Ended December 31,
($ in millions)	2024	2025	2026	2027	2028	2029
NOI(1)	$64.0	$71.2	$75.9	$79.5	$82.1	$84.6
NOI (at NHI Share)(2)	$63.9	$71.0	$75.7	$79.3	$81.9	$84.3
General and Administrative (G&A)	$(12.4)	$(11.5)	$(11.8)	$(12.2)	$(12.6)	$(12.9)
EBITDA (at NHI Share)(3)	$51.5	$59.5	$63.9	$67.1	$69.3	$71.4
Capital Expenditures (at NHI Share)	$ (10.1)	$ (10.1)	$ (25.2)	$ (25.2)	$ (11.3)	$ (11.3)
Unlevered Cash Flow (at NHI Share)	$41.4	$49.4	$38.7	$41.9	$58.0	$60.1
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(1) NorthStar Healthcare defines NOI as property and other revenues, less property operating expenses, excluding non-cash long-term incentive fee accruals, of our investment portfolios, adjusted for investments held for sale or sold and without elimination of non-controlling interests.
(2) At NHI Share refers to the share of the listed metric attributable to NorthStar Healthcare’s ownership share, with elimination of non-controlling interests.
(3) NorthStar Healthcare defines EBITDA as NorthStar Healthcare’s ownership share of earnings before interest, taxes, depreciation and amortization, and excluding non-cash long-term incentive fee accruals, transactions costs and impairment charges, adjusted for investments held for sale or sold.

Additional Information and Where to Find It
This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) by an affiliate of Welltower, Inc. (the “Merger”). In connection with the proposed Merger, a special meeting of NorthStar Healthcare’s stockholders will be held on June 4, 2025, at 10:00 a.m. Eastern Time (the “Special Meeting”), at which Special Meeting NorthStar Healthcare’s stockholders will be asked to consider and vote on, among other things, a proposal to approve the proposed Merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of January 29, 2025, by and among NorthStar Healthcare, Compound Merger Sub LLC, Compound Holdco LLC and, solely for purposes of Section 10.14 thereof, Welltower OP LLC (the “Merger Agreement”). On March 18, 2025, NorthStar Healthcare filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A for the Special Meeting (the “Proxy Statement”), and NorthStar Healthcare has filed other relevant documents with the SEC in connection with the Special Meeting. The Proxy Statement was first mailed to NorthStar Healthcare’s stockholders on or around March 19, 2025, and contains important information about the proposed Merger and related matters. This communication is not a substitute for the Proxy Statement or any other document that NorthStar Healthcare may file with the SEC or send to its stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NORTHSTAR HEALTHCARE AND THE PROPOSED MERGER. The proposals for consideration by NorthStar Healthcare’s stockholders regarding the Merger are made solely through the Proxy Statement. Stockholders may obtain free copies of the Proxy Statement and other documents filed by NorthStar Healthcare with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by NorthStar Healthcare with the SEC may be obtained free of charge in the Investor Relations section of NorthStar Healthcare’s website at www.northstarhealthcarereit.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” or “intend” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which NorthStar Healthcare operates, management’s beliefs, assumptions made by management and the Merger described in this communication. While NorthStar Healthcare’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval, failure to obtain any required regulatory approvals or the failure to satisfy other conditions to completion of the Merger; (4) risks that the proposed Merger disrupts current plans and operations of NorthStar Healthcare or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Merger; (6) the amount of the costs, fees, expenses and charges related to the Merger; (7) the risk that the merger agreement may be terminated in circumstances requiring NorthStar Healthcare to pay a termination fee; (8) the effect of the announcement of the Merger on the ability of NorthStar Healthcare to retain and hire key personnel and maintain relationships with its managers, residents and others with whom it does business; (9) the effect of the announcement of the Merger on NorthStar Healthcare’s operating results and business generally; and (10) the other risks and important factors contained and identified in NorthStar Healthcare’s filings with the SEC, such as NorthStar Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as NorthStar Healthcare’s subsequent reports on Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.
There can be no assurance that the Merger will be consummated. We caution stockholders not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. NorthStar Healthcare undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and NorthStar Healthcare does not intend to do so.
Participants in the Solicitation
Pursuant to SEC rules, the directors and executive officers of NorthStar Healthcare may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Merger. Information regarding NorthStar Healthcare’s directors and executive officers and their respective interests in NorthStar Healthcare by security holdings or otherwise is available in NorthStar Healthcare’s filings with the SEC, including in the Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.” To the extent the holdings of NorthStar Healthcare securities have changed since the filing of the Proxy Statement, such changes have been or will be reflected in subsequent statements of changes in beneficial ownership on file with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and NorthStar Healthcare’s website at www.northstarhealthcarereit.com.
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